                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          INCYTE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)      Title of each class of securities to which transaction applies:

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                pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        5)      Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                     [LOGO]


                          INCYTE PHARMACEUTICALS, INC.

                                3174 PORTER DRIVE
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 855-0555



                                                                  April 26, 1999






Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Pharmaceuticals, Inc. that will be held on June 8, 1999, at 10:00 A.M., at the Company's new offices at 3160 Porter Drive, Palo Alto, California.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

        A copy of the Company's 1998 Annual Report to Stockholders is also enclosed.

        The Board of Directors and management look forward to seeing you at the meeting.



                                            Sincerely yours,

                                            /s/ Roy A. Whitfield

                                            Roy A. Whitfield
                                            Chief Executive Officer

                          INCYTE PHARMACEUTICALS, INC.


                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 8, 1999

                                 --------------

To the Stockholders of Incyte Pharmaceuticals, Inc.:

        The Annual Meeting of Stockholders of Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 3160 Porter Drive, Palo Alto, California, on Tuesday, June 8, 1999, at 10:00 A.M., Pacific Daylight Time, for the following purposes:

        1. To elect directors to serve until the 1999 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

        2. To consider and vote upon a proposal to amend the Company's 1991 Stock Plan to increase the number of shares available for grant thereunder from 6,300,000 to 7,400,000 shares;

        3. To ratify appointment of Ernst & Young LLP as the Company's independent auditors; and

        4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

        Stockholders of record as of the close of business on April 12, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary's office, 3174 Porter Drive, Palo Alto, California for ten days before the meeting.

        IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.


                                            By Order of the Board of Directors

                                            /s/ Lee Bendekgey

                                            Lee Bendekgey
                                            Secretary

April 26, 1999

                                INCYTE PHARMACEUTICALS, INC.
                                      3174 PORTER DRIVE
                                 PALO ALTO, CALIFORNIA 94304

                                       --------------

                                       PROXY STATEMENT

                                       --------------

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3160 Porter Drive, Palo Alto, California, on Tuesday, June 8, 1999, at 10:00 A.M., Pacific Daylight Time, and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the election of the six nominees for director listed in this Proxy Statement and "FOR" approval of the proposals referred to in Items 2 and 3 in the Notice of Annual Meeting and described in this Proxy Statement.

        Stockholders of record at the close of business on April 12, 1999 (the "Record Date"), are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had 27,889,842 shares of common stock, $.001 par value (the "Common Stock"), outstanding. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

        Directors are elected by a plurality vote. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 26, 1999.

                                    IMPORTANT

        PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

        The Board of Directors proposes the election of six directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

        Names of the nominees and certain biographical information about them are set forth below:

        ROY A. WHITFIELD, 45, has been Chief Executive Officer of the Company since June 1993 and a director since June 1991. Mr. Whitfield served as President of the Company from June 1991 until January 1997 and as Treasurer of the Company from April 1991 until October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority owned subsidiary of Invitron Corporation ("Invitron"), a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, CooperBiomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group's international consulting practice. Mr. Whitfield received a B.S. with First Class Honors in mathematics from Oxford University, and an M.B.A. with Distinction from Stanford University. Mr. Whitfield is also a director of Aurora Biosciences Corporation.

        RANDAL W. SCOTT, Ph.D., 41, has been President of the Company since January 1997. He has served as Chief Scientific Officer of the Company since March 1995, a director since June 1991 and Secretary of the Company from April 1991 until June 1998. Dr. Scott served as Executive Vice President of the Company from March 1995 until January 1997 and as Vice President, Research and Development of the Company from April 1991 through February 1995. Dr. Scott was one of Invitron's founding scientists and was employed by Invitron from March 1985 to June 1991. In 1987, Dr. Scott started the Protein Biochemistry Department at Invitron's California Research Division and became Senior Director of Research in November 1988. Dr. Scott was responsible for developing Invitron's proprietary products and discovery programs and is an inventor of several of the Company's patents. Prior to joining Invitron, he was a Senior Scientist at Unigene Laboratories, a biotechnology company. Dr. Scott received his Ph.D. in Biochemistry from the University of Kansas.

        BARRY M. BLOOM, Ph.D., 70, has been a director of the Company since October 1994. Dr. Bloom retired in 1993 from Pfizer Inc. where he was most recently Executive Vice President, Research and Development, and a member of the Board of Directors. Dr. Bloom began his career with Pfizer in 1952 as a research chemist. He was named president of Pfizer Central Research, and elected a corporate vice president in 1971, a member of the Board of Directors in 1973, and a member of the Corporate Management Committee in 1984. He was named senior vice president in 1990 and executive vice president in 1991. Dr. Bloom is a director of Cubist Pharmaceuticals, Inc., Neurogen Corporation and Vertex Pharmaceuticals, Inc. and is a scientific adviser to Axiom Venture Partners.

        JEFFREY J. COLLINSON, 57, has been a director of the Company since inception and has served as Chairman of the Board of Directors since April 1991. Mr. Collinson has served as President of Collinson Howe Venture Partners, Inc., a venture capital management firm, since 1990 and was President of Schroder Venture Managers, Inc., a venture capital firm, from 1983 to 1990. Mr. Collinson is also President of Collinson Howe & Lennox LLC and a director of Neurogen Corporation.

        FREDERICK B. CRAVES, Ph.D., 53, has been a director of the Company since July 1993. Since January 1997, Dr. Craves has been Managing Director and Chairman of The Craves Group, a private merchant bank focused on life science. He is also a general partner of Burrill & Craves, a private merchant bank specializing in life science, which he co-founded in 1994, and Managing Director of Bay City Capital. Dr. Craves has been an independent management consultant since May 1993 and in July 1993, he was appointed Chairman of the Board of NeoRx Corporation and of Epoch Pharmaceuticals, Inc., each of which is a biotechnology company. From January 1991 to May 1993 he was President and Chief Executive Officer of Berlex Biosciences, a biotechnology company that is a wholly owned subsidiary of Schering AG. Dr. Craves was Chairman, Chief Executive Officer and President of Codon, a biotechnology company, from 1982 until its acquisition by Schering AG in 1990. Dr. Craves is also a director of Medarex, Inc.

        JON S. SAXE, 62, has been a director of the Company since July 1993. Since January 1995, he has been the President of Protein Design Labs, Inc., a biotechnology company. From April 1993 through December 1994, he was President of Saxe Associates, a consultancy. Mr. Saxe served as President and Chief Executive Officer of Synergen, Inc., a biotechnology company, from October 1989 to April 1993. Mr. Saxe served as Vice President, Licensing and Corporate Development, for Hoffmann-La Roche Inc., a pharmaceutical company, from August 1984 to September 1989, and as Head, Patent Law from September 1978 to September 1989. Mr. Saxe is also a director of ID Biomedical, Inc., RiboGene, Inc. and Protein Design Labs, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTOR OF THE NOMINEES SET FORTH ABOVE.


BOARD MEETINGS AND COMMITTEES

        The Board of Directors held seven meetings during 1998. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

        The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Management Stock Option Plan Committee (the "Option Committee").

        The members of the Compensation Committee are Barry M. Bloom, Jeffrey J. Collinson, Frederick B. Craves and Jon S. Saxe. The Compensation Committee held four meetings during 1998. The Compensation Committee's functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company and to administer the Company's 1991 Stock Plan (the "Stock Plan") and 1997 Employee Stock Purchase Plan.

        The members of the Option Committee are Barry M. Bloom, Jeffrey J. Collinson and Jon S. Saxe. The Option Committee's function is to determine stock-based compensation awards for the Company's management. The Option Committee held four meetings during 1998.

        The members of the Audit Committee are Barry M. Bloom, Jeffrey J. Collinson and Jon S. Saxe. The Audit Committee held four meetings during 1998. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the independent auditor's examination, supervise the Company's financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed.

COMPENSATION OF DIRECTORS

        Directors who are employees of the Company do not receive any fees for service on the Board of Directors. Drs. Bloom and Craves and Messrs. Collinson and Saxe are reimbursed for their expenses for each meeting attended, and Messrs. Collinson and Saxe and Drs. Craves and Bloom are each compensated $2,500 per diem in connection with their attendance at Board meetings. Pursuant to the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"), in June 1998 each of Drs. Bloom and Craves and Messrs. Collinson and Saxe received an annual automatic grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $44.25 per share; such options vest in full on the first anniversary of the date of the grant. Pursuant to the Directors' Plan, each of Drs. Bloom and Craves and Messrs. Collinson and Saxe will receive, if re-elected as a director at the Annual Meeting, an additional option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options will vest in full on the first anniversary of the grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 1, 1999 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                                         SHARES          PERCENTAGE
                                                                      BENEFICIALLY      BENEFICIALLY
                                                                         OWNED(1)         OWNED(1)
                                                                         --------         --------
Waddell & Reed(2) .............................................          2,139,000            7.7%
   Investment Management Company
   P.O. Box 29217
   6300 Camar Avenue
   Shawnee Mission, KS 66202

Pfizer Inc. ...................................................          1,420,000            5.4%
   235 East 42nd Street
   New York, NY 10017

Four Partners(3) ..............................................          1,424,600            5.2%
   667 Madison Avenue
   New York, NY 10021

Roy A. Whitfield(4) ...........................................            683,388            2.4%

Randal W. Scott(5) ............................................            395,873            1.4%

Denise M. Gilbert(6) ..........................................            247,741          *

Jeffrey J. Collinson(7) .......................................            239,878          *

Frederick B. Craves(8) ........................................            125,600          *

Jon S. Saxe(9) ................................................            100,000          *

Barry M. Bloom(10) ............................................             69,500          *

All directors and executive officers as a group (7 persons)(11)          1,861,980            6.5%

----------------

*       Less than 1%.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2) According to Schedule 13G dated February 12, 1999, filed by Waddell & Reed Investment Management Company ("WRIMCO"), WRIMCO has sole voting power and shares dispositive power with Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc., with respect to all shares listed in the table.

(3) According to Schedule 13G dated February 12, 1999, filed jointly by Four Partners, a New York general partnership ("FP"), and Four-Fourteen Partners LLC ("4-14P"), a Delaware limited liability company, FP and 4-14P collectively own 1,324,600 shares, with FP the beneficial owner of, with sole dispositive and voting power for, 1,324,600 shares and 4-14P the beneficial owner of, with sole dispositive and voting power for, 100,000 shares. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch, as managing trustees of the respective trusts which are the partners of FP and the members of 4-14P, exercise shared voting power and shared indirect dispositive power over the 1,324,600 shares owned by FP and the 100,000 shares owned by 4-14P.

(4) Includes 164,700 shares subject to options exercisable within 60 days of March 1, 1999.

(5) Includes 185,068 shares subject to options exercisable within 60 days of March 1, 1999.

(6) Includes 237,500 shares subject to options exercisable within 60 days of March 1, 1999.

(7) Includes 170,000 shares held by Schroders Incorporated, and 200 shares held by Collinson Howe Venture Partners, Inc. Mr. Collinson, a director of the Company, shares voting and investment power with respect to such shares. Mr. Collinson disclaims beneficial ownership of shares held by Schroders Incorporated, except to the extent of his proportionate interest therein. Mr. Collinson is the majority shareholder of Collinson Howe Venture Partners, Inc. and may be deemed to be the beneficial owner of the shares held by that entity. Also includes 17,656 shares held by Indian Chase, Inc., over which Mr. Collinson has voting and investment power. Mr. Collinson disclaims beneficial ownership of shares held by Indian Chase, Inc. except to the extent of his proportionate interest therein. Includes 10,000 shares subject to options exercisable within 60 days of March 1, 1999.

(8) Includes 4,000 shares held by Burrill & Craves, a general partnership. Dr. Craves is a general partner of such partnership and may be deemed to be the beneficial owner of the shares held by the partnership. Also includes 4,200 shares held by a trust for which Dr. Craves is a trustee, 7,400 shares held by Dr. Craves' spouse, and 100,000 shares subject to options exercisable within 60 days of March 1, 1999.

(9) Includes 100,000 shares subject to options exercisable within 60 days of March 1, 1999.

(10) Includes 69,500 shares subject to options exercisable within 60 days of March 1, 1999.

(11) Includes shares included pursuant to notes (4), (5), (6), (7), (8), (9) and (10) above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's other two executive officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996.


                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                           ANNUAL                       AWARDS
                                                         COMPENSATION                  SECURITIES
        NAME AND                                         ------------                  UNDERLYING
   PRINCIPAL POSITION                YEAR         SALARY ($)        BONUS ($)          OPTIONS (#)
   ------------------                ----         ----------        ---------          -----------
Roy A. Whitfield                     1998          $290,000                --            25,000
  Chief Executive Officer            1997           260,000          $100,000             9,000
                                     1996           230,000            75,000            30,000

Randal W. Scott                      1998          $270,000                --            25,000
  President and                      1997           240,000          $100,000             9,000
  Chief Scientific Officer           1996           215,000            75,000            30,000

Denise M. Gilbert                    1998          $250,000                --            25,000
  Executive Vice President,          1997           220,000          $100,000            15,000
  Chief Financial Officer            1996           180,000            75,000            30,000
  and Treasurer

        The following tables set forth certain information as of December 31, 1998 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.


                              OPTION GRANTS IN 1998


                                                                                                          POTENTIAL
                                                 INDIVIDUAL GRANTS                                   REALIZABLE VALUE AT
                             ----------------------------------------------------------             ASSUMED ANNUAL RATES
                             NUMBER OF           % OF                                                  OF STOCK PRICE
                            SECURITIES      TOTAL OPTIONS                                               APPRECIATION
                            UNDERLYING         GRANTED TO      EXERCISE                               FOR OPTION TERM(4)
                              OPTIONS         EMPLOYEES IN       PRICE       EXPIRATION           ---------------------------
NAME                        GRANTED(#)(1)      FISCAL YEAR     ($/SH)(2)        DATE(3)              5%($)            10%($)
----                        -------------      -----------     ---------        -------              -----            ------
Roy A. Whitfield               25,000             2.74%       $    35.625      12/16/08          $  560,109          $1,419,427

Randal W. Scott                25,000             2.74%       $    35.625      12/16/08          $  560,109          $1,419,427

Denise M. Gilbert              25,000             2.74%       $    35.625      12/16/08          $  560,109          $1,419,427

------------

(1) Options granted in 1998 vest 25% on the first anniversary of the date of grant, with the remaining shares vesting monthly over three years. Under the terms of the 1991 Stock Plan, the committee designated by the Board of Directors to administer the 1991 Stock Plan retains the discretion, subject to certain limitations within the 1991 Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND 1998 YEAR END OPTION VALUES

                                                                   NUMBER OF
                                                                  SECURITIES
                                                                   UNDERLYING              VALUE OF
                                                                   UNEXERCISED            UNEXERCISED
                                                                    OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                DECEMBER 31, 1998(#)  DECEMBER 31, 1998($)(5)
                                                                --------------------  -----------------------
                            SHARES ACQUIRED      VALUE             EXERCISABLE/            EXERCISABLE/
NAME                        ON EXERCISE (#)  REALIZED ($)(1)       UNEXERCISABLE           UNEXERCISABLE
----                        ---------------  ---------------       -------------           -------------
Roy A. Whitfield(2)             13,200          $476,025          161,450/46,750          $4,478,525/295,375

Randal W. Scott(3)                  --                --          181,818/46,750          5,202,161/295,375

Denise M. Gilbert(4)            20,000           681,875          233,750/51,250          6,468,750/298,750

------------


(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) Options to purchase 32,917 shares were exercisable immediately as of the date of grant, but the shares underlying such options are subject to rights of repurchase by the Company, which rights lapse as to 25% of the shares covered by the respective options on the first anniversary of the date of grant and lapse ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of grant.

(3) Options to purchase 13,750 shares were exercisable immediately as of the date of grant, but the shares underlying such options are subject to rights of repurchase by the Company, which rights lapse as to 25% of the shares covered by the respective options on the first anniversary of the date of grant and lapse ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of grant.

(4) Options to purchase 43,438 shares were exercisable immediately as of the date of grant, but the shares underlying such options are subject to rights of repurchase by the Company, which rights lapse as to 25% of the shares covered by the respective options on the first anniversary of the date of grant and lapse ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of grant.

(5) Calculated on the basis of the fair market value of the underlying securities at December 31, 1998 ($37.375 per share) minus the exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


        This report on executive compensation is provided by the Compensation Committee (the "Compensation Committee") and the Management Stock Option Committee (the "Option Committee") of the Board of Directors to assist stockholders in understanding their objectives and procedures in establishing the compensation of the Company's executive officers and describes the bases on which 1998 compensation determinations were made by the Compensation Committee. The Compensation Committee is comprised of four non-employee directors and the Option Committee is comprised of three non-employee directors. In making their determinations, the Compensation Committee and the Option Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the biotechnology and biopharmaceutical industries.


COMPENSATION PHILOSOPHY AND OBJECTIVES

        The Compensation Committee believes that compensation of the Company's executive officers should:

        - Encourage creation of stockholder value and achievement of strategic corporate objectives.

        - Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

        - Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

        - Provide total compensation opportunity that is competitive with companies in the biopharmaceutical and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

        - Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

        - Provide fair compensation consistent with internal compensation programs.


KEY ELEMENTS OF EXECUTIVE COMPENSATION

        The compensation of executive officers is based upon the Company's financial performance as well as an evaluation of the Company's progress in the creation and refinement of a unique genomic information business model, the establishment of additional database collaborations, the Company's achievement of certain business objectives, including the closing of acquisitions of businesses and technologies that may expand or enhance the Company's existing business, the execution of corporate and collaborative agreements, the expansion of the Company's business and the attainment of certain operational and research and development milestones in the Company's technology development programs, as well as the achievement of individual business objectives by each executive officer. The Company's existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash bonuses for performance determined to be deserving of such bonuses by the Compensation Committee.

        Salary. Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biopharmaceutical and biotechnology industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that the Company's salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company's financial resources and the stage of its development. In December 1998, the Compensation Committee set annual salaries for 1999. The Compensation Committee reviews salaries on an annual basis, with the next annual review scheduled to occur in December 1999. At such time, the Compensation Committee may change each executive officer's salary based on the individual's contributions and responsibilities over the prior 12 months and any change in median comparable company pay levels.

        Stock Options. The Company intends that certain compensation paid to management in 1998, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Board established the Option Committee to administer grants under the Company's 1991 Stock Plan to members of management. The Compensation Committee and the Option Committee believe that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Option Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Option Committee's knowledge of industry practice.


CHIEF EXECUTIVE OFFICER COMPENSATION

        Roy A. Whitfield is the Company's Chief Executive Officer. In December 1997, the Compensation Committee set Mr. Whitfield's annual base salary for 1998 at $290,000. The Compensation Committee increased Mr. Whitfield's salary for 1998 in recognition of his performance in advancing the development and growth of the Company and the Company's achievement of specific corporate objectives, which included the following: the achievement of additional collaborations; the financial performance of the Company, including achievement of profitability in each quarter of 1997 (prior to the effects of acquisitions); the performance of the Company's Common Stock; elucidation of strategies for future Company growth in revenues and profitability; efforts in connection with acquisitions of technologies and businesses that might expand or enhance the Company's business; the further establishment and development of the Company's database business and the expansion thereof; and the compensation of the Company's management relative to biotechnology industry norms and to other employees in the Company. The Committee determined that these achievements were important to the Company's future growth and could assist the Company in enhancing stockholder value and, accordingly, determined to reward Mr. Whitfield for his efforts on behalf of the Company.

        In recognition of Mr. Whitfield's accomplishments, and as an incentive for future performance, the Option Committee in December 1998 granted Mr. Whitfield options, exercisable at the fair market value on the date of grant, to purchase 25,000 shares of the Company's Common Stock. The size of Mr. Whitfield's grant was determined by management's and the Company's performance in 1998, including the achievement of additional collaborations, the financial performance of the Company, the performance of the Company's Common Stock, the further establishment and development of the Company's database and microarray businesses and expansion thereof, the consummation of the acquisitions of Synteni and Hexagen and the integration of the respective businesses into the Company's business, and the Company's efforts to expand its business to include genomic sequencing, genomic mapping and SNP discovery products and services.

        The Company's policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

        Mr. Whitfield is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.


COMPENSATION COMMITTEE                       OPTION COMMITTEE
      Barry M. Bloom                           Barry M. Bloom
      Jeffrey J. Collinson                     Jeffrey J. Collinson
      Frederick B. Craves                      Jon S. Saxe
      Jon S. Saxe

                          STOCK PRICE PERFORMANCE GRAPH



      The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") and the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the "Nasdaq Composite Index"), assuming an investment of $100 in each on December 31, 1993. The Company's Common Stock was traded on the American Stock Exchange from November 4, 1993 until January 16, 1996, at which time it commenced trading on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


                              [PERFORMANCE GRAPH]


                                     12/31/93      12/31/94      12/31/95      12/31/96       12/31/97       12/31/98
                                     --------      --------      --------      --------       --------       --------
Incyte Pharmaceuticals, Inc.        $   100.00    $   154.17    $   312.50    $   277.78    $   1,000.00    $   830.56
Nasdaq Pharmaceutical Index .           100.00         75.26        138.08        138.44          142.94        182.96
Nasdaq Composite Index                  100.00         97.75        138.26        170.06          208.66        293.31

                                   PROPOSAL 2

       PROPOSAL TO AMEND THE INCYTE PHARMACEUTICALS, INC. 1991 STOCK PLAN

        In February 1999, the Board of Directors approved an amendment to the Company's 1991 Stock Plan (as amended, the "Stock Plan"), subject to the approval of the Company's stockholders at the Annual Meeting. The following summary of the principal features of the Stock Plan is qualified by reference to the terms of the Stock Plan, a copy of which is available without charge upon stockholder request to Richard Morales, Incyte Pharmaceuticals, Inc., 3174 Porter Drive, Palo Alto, California 94304.

SUMMARY OF AMENDMENTS

        The amendment to the Stock Plan approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the Stock Plan from 6,300,000 to 7,400,000.

STOCK PLAN

        The Stock Plan was adopted by the Board of Directors in November 1991 and first approved by the Company's stockholders in December 1991. The purpose of the Stock Plan is to assist the Company in the recruitment, retention and motivation of employees and of independent contractors who are in a position to make material contributions to the Company's progress. The Stock Plan offers a significant incentive to the employees and independent contractors of the Company by enabling such individuals to acquire the Common Stock, thereby increasing their proprietary interest in the growth and success of the Company.

        The Stock Plan provides for the direct award or sale of shares of Common Stock and for the grant of both incentive stock options ("ISO") to purchase Common Stock intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options ("NSO") to purchase Common Stock that do not qualify for such treatment under the Code. All employees (including officers) of the Company or any subsidiary and any independent contractor who performs services for the Company or a subsidiary are eligible to purchase shares of Common Stock and to receive awards of shares or grants of NSOs. Only employees are eligible to receive grants of ISOs. As of December 31, 1998, 726 employees were eligible to be considered for the grant of options under the Stock Plan. Options to purchase more than 400,000 shares may not be granted in a single calendar year to any participant in the Stock Plan.

        A total of 7,400,000 shares of Common Stock (including 1,100,000 shares subject to stockholder approval at the Annual Meeting) have been reserved for issuance under the Stock Plan. If any option granted under the Stock Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants. As of December 31, 1998, the Company had outstanding options under the Stock Plan to purchase an aggregate of 3,954,086 shares of Common Stock at exercise prices ranging from $0.50 to $47.00 per share, or a weighted average per share exercise price of $19.66. A total of 2,381,447 shares of Common Stock (including 1,100,000 shares subject to stockholder approval at the Annual Meeting) are available for future issuance under the Stock Plan.

        The Compensation Committee and the Option Committee (collectively, the "Committee") have not made any determination with respect to future awards under the Stock Plan, and any allocation of such awards will be made only in accordance with the provisions of the Stock Plan, including the additional shares of stock that the stockholders are being asked to approve. The Company believes that the granting of options is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to the continued progress of the Company which ultimately is in the interests of the Company's stockholders.

        As of December 31, 1998, the following persons or groups had in total, received options to purchase shares of Common Stock under the Stock Plan as follows: (i) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table: Mr. Whitfield, 354,400 shares, Dr. Scott, 344,400 shares, and Dr. Gilbert 325,000 shares; (ii) all current executive officers of the Company as a group: 1,023,800 shares; (iii) all current directors who are not executive officers as a group: 20,000 shares; (iv) each nominee for director (other than the two directors listed in (i) above): Dr. Bloom, no shares, Mr. Collinson, no shares, Dr. Craves, 10,000 shares, and Mr. Saxe, 10,000 shares; and (v) all employees of the Company, including all current officers who are not executive officers, as a group: 3,880,860 shares.

   ADMINISTRATION

        The Stock Plan is administered by the Compensation Committee, which consists of two or more disinterested members of the Board of Directors. Subject to the limitations set forth in the Stock Plan, the Compensation Committee has the authority to determine, among other things, to whom options will be granted and shares will be sold, the number of shares, the term during which an option may be exercised and the rate at which the options may be exercised and the shares may vest.

   TERMS OF OPTIONS AND OF SHARES OFFERED FOR SALE

        The maximum term of each option that may be granted under the Stock Plan is 10 years. Stock options granted under the Stock Plan must be exercised by the optionee before the earlier of the expiration of such option or the date 90 days after termination of the optionee's employment, except that the period may be extended on certain events including death and termination of employment due to disability.

        The exercise price under each option will be established by the Committee; however, the exercise price of an ISO cannot be lower than the fair market value of the Common Stock on the date of grant and the exercise price of a NSO may not be less than the par value per share of the Common Stock. On April 14, 1999, the closing sale price per share for the Common Stock on the Nasdaq National Market was $23.25. The exercise price must be paid in full at the time of exercise. Under the Stock Plan, the exercise price is payable in cash or, in certain circumstances, Common Stock or by promissory note. The Stock Plan also allows an optionee to pay the exercise price by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued to a securities broker selected by the Company, who, in turn, sells the shares in the open market. The broker remits the exercise price and any withholding taxes to the Company from the proceeds of the sale, and the optionee receives any remaining shares or cash. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender selected by the Company. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Company at the time of exercise.

        The terms of any sale of shares of Common Stock under the Stock Plan will be set forth in a common stock purchase agreement to be entered into between the Company and each purchaser. The Committee will determine the terms and conditions of such stock purchase agreements, which need not be identical. The purchase price for shares of Common Stock sold under the Stock Plan may not be less than the par value of such shares. The purchase price may be paid, at the Committee's discretion, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares may also be awarded under the Stock Plan in consideration of services rendered prior to the award, without a cash payment by the recipient.

        Options may have such terms and be exercisable in such manner and at such times as the Committee may determine. Common Stock transferred pursuant to the Stock Plan (including shares acquired upon the exercise of certain options) may be subject to repurchase by the Company in the event that any applicable vesting conditions are not satisfied. A holder of shares transferred under the Stock Plan has the same voting, dividend and other rights as the Company's other stockholders.

   AMENDMENT AND TERMINATION

        The Stock Plan may be amended at any time by the Board of Directors, subject to applicable laws. Unless sooner terminated by the Board of Directors, the Stock Plan will terminate on February 25, 2009, and, following such date, no further options may be granted or stock sold pursuant to such plan except upon the exercise of options granted prior to the termination date.

   EFFECT OF CERTAIN CORPORATE EVENTS

        In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a spinoff or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the Stock Plan, as appropriate. Such an adjustment was made in connection with the Company's two-for-one stock split effected in the form of a 100% stock dividend paid in November 1997.

        In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by the Company (if the Company is the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercis- ability of each option followed by the cancellation of options not exercised, in all cases without the optionees' consent.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS UNDER THE STOCK PLAN

        Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the Stock Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

        The above description of tax consequences is based upon federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Stock Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE COMPANY'S 1991 STOCK PLAN.

                                   PROPOSAL 3

                      RATIFICATION OF INDEPENDENT AUDITORS

        Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, subject to ratification by the stockholders. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of the Company's independent auditors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received by the Secretary of the Company no later than December 28, 1999 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

        A stockholder proposal not included in the Company's proxy statement for the 2000 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Company's Bylaws provide that the Company must have received the stockholder's notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder's notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

                                  OTHER MATTERS

        The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Dr. Craves failed to file a Form 4 reporting a stock purchase in August 1998. Subsequently, he reported the transaction on an amended Form 5 filed on March 12, 1999. Mr. Whitfield failed to file a Form 4 reporting an option exercise on April 28, 1998. Subsequently, he reported the transaction on an amended Form 5 filed on March 12, 1999. William Delaney was elected Principal Accounting Officer for the Company on June 15, 1998 and thus became required to file a Form

3 within ten days of such election. However, Mr. Delaney filed the Form 3 on January 7, 1999. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the Commission.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                            By order of the Board of
                                            Directors.

                                            /s/ Roy A. Whitfield

                                            Roy A. Whitfield
                                            Chief Executive Officer

April 26, 1999

PROXY

                          INCYTE PHARMACEUTICALS INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      For Annual Meeting  -- June 8, 1999

ROY A. WHITFIELD, RANDAL W. SCOTT and DENISE M. GILBERT, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Incyte Pharmaceuticals, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3160 Porter Drive, Palo Alto, California on Tuesday, June 8, 1999 at 10:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR Items 2 and 3.


                  (continued and to be signed on reverse side)



-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE                                                            Please mark
ELECTION OF DIRECTORS AND FOR ITEMS 2 AND 3.                                                                your vote as  /X/
                                                                                                            indicated
                                                                                                            in this example

                                                            FOR        Withhold
                                                       all nominees  Authority to                               FOR AGAINST ABSTAIN
                                                       listed below  vote for all  2. To approve the amendment  / /   / /     / /
                                                        (except as     nominees       of the Company's 1991
                                                        marked to       listed        Stock Plan:
1. ELECTION OF DIRECTORS                               the contrary)    below
                                                                                                                FOR AGAINST ABSTAIN
   Nominees  Roy A. Whitfield     Randal W. Scott                                  3. To ratify the appointment / /   / /     / /
             Barry M. Bloom       Jeffrey J. Collinson    /  /          /  /          of Ernst & Young LLP
             Frederick B. Cravas  Jon S. Saxe                                         as the Company's
                                                                                      independent auditors:
  (INSTRUCTION: To withhold authority to vote for any                                                           FOR AGAINST ABSTAIN
  individual nominee, write that nominee's name in the                             4. In their discretion,      / /   / /     / /
  space provided below.)                                                              upon such other business
                                                                                      as may properly come
                                                                                      before the meeting.
 --------------------------------

                                                                                PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
                                                                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature(s)                                                                                        Dated                , 1999
            ---------------------------------------------------------------------------------------       --------------
Please sign exactly as name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.


------------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -

